UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2008

NPS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Hills Drive, 3rd Floor

Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) – (c)

On February 22, 2008, the Board of Directors of NPS Pharmaceuticals, Inc. (the “Company”) appointed Dr. Francois Nader to serve as the Company’s president and chief executive officer, succeeding Dr. Anthony Coles, who will be stepping down from his positions as president, chief executive officer and a director of the Company effective March 17, 2008. Dr. Nader has served as executive vice president and chief operating officer of the Company since July 2007 and as a director since January 2008. The Company issued a press release announcing these events on February 26, 2008, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Prior to July 2007, Dr. Nader, 51, served as the Company’s chief medical and commercial officer since June 2006 and was a venture partner of Care Capital, LLC from July 2005 through June 2006, serving as chief medical officer for its Clinical Development Capital unit. From 2000 to July 2005, Dr. Nader served as senior vice president, Integrated Healthcare Markets and senior vice president, North America Medical and Regulatory Affairs with Aventis Pharmaceuticals, and held similar positions at Hoechst Marion Roussel and its predecessor companies. Before joining Hoechst Marion Roussel, Dr. Nader served as head of global commercial operations at the Pasteur Vaccines division of Rhone-Poulenc.

There is no arrangement or understanding between Dr. Nader and any other person pursuant to which he was appointed as an officer of the Company and there is no relationship or transaction requiring disclosure herein pursuant to Items 401(d) or 404(a) of Regulation S-K.

Dr. Nader and the Company have agreed on the principal terms of his employment as the Company’s president and chief executive officer. Dr. Nader will be entitled to receive a minimum annual salary of $475,000 and will be eligible to participate in the Company’s Short Term Incentive Plan at an annual incentive target equal to 60% of his base salary. Dr. Nader will also receive, upon the date he assumes the role of president and chief executive officer, an initial grant of 100,000 non-qualified stock options and 50,000 restricted stock units. Dr. Nader will also receive an additional 90,000 stock options annually, which will be granted in four equal quarterly installments. Options granted to Dr. Nader will vest over a period of four years following the date of grant, with 28% vesting on the first anniversary of the date of grant and 2% vesting each month thereafter. If Dr. Nader is terminated without cause, (i) he will be entitled to a severance payment in an amount equal to two years of his base salary and (ii) any of his options that would vest within the 24-month period following termination will automatically vest and remain exercisable for 12 months. If Dr. Nader is terminated following a change of control of the Company, (i) his options will vest in accordance with the Company’s Change in Control Severance Pay Plan and (ii) he will be entitled to a severance payment equal to (x) two years of his base salary plus (y) two years of his annual incentive target, and (z) any gross-up to any such payments should they be subject to excise taxes. Dr. Nader is also eligible to participate in the Company’s 401K plan and to receive medical and other benefits coverage available to the Company’s senior executives.

The foregoing description of the terms of Dr. Nader’s employment is a summary only and is qualified in its entirety by reference to the full terms of the definitive employment agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K or quarterly report on Form 10-Q.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is filed with this Report on Form 8-K:

Exhibit No.	Description

99.1	Press release, dated February 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NPS PHARMACEUTICALS, INC.

Date: February 28, 2008	By:	/s/ Andrew Rackear
Andrew Rackear, Senior Vice President, Legal Affairs, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release, dated February 26, 2008